Exhibit 10(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Supplement to the Prospectus and to the use of our reports: (1) dated March 25, 2010, with respect to the financial statements of Merrill Lynch Life Insurance Company, and (2) dated April 23, 2010, with respect to the financial statements of Merrill Lynch Life Variable Annuity Separate Account A, included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4 No. 333-90243) under the Securities Act of 1933 and the related Supplement to the Statement of Additional Information.
/s/ Ernst & Young LLP
Des Moines, Iowa
November 29, 2010